Exhibit 99.1

GEORGIA GULF COMMENTS ON WESTLAKE ANNOUNCEMENT

ATLANTA — May 4, 2012 — Georgia Gulf Corporation (NYSE: GGC) today issued the following statement regarding Westlake Chemical Corporation’s announcement that it has withdrawn its previously disclosed unsolicited proposal to acquire Georgia Gulf.

“Georgia Gulf remains focused on executing the Company’s strategy and is confident that we are well positioned to create significant value for our stockholders,” said Paul Carrico, President and Chief Executive Officer.  “Georgia Gulf’s significant ability to leverage our access to low-cost U.S. shale gas and to benefit from continuing growth in global demand and the recovery of the U.S. housing market, combined with our highly integrated asset base and access to key export markets, places Georgia Gulf in an ideal position for the future.  We are confident in our business plan, future prospects and ability to generate significant value for the benefit of our stakeholders.”

He continued, “As recently announced, the Company’s first quarter 2012 operating results were the best Georgia Gulf has reported for the first quarter in the past six years, which demonstrates our ability to generate stockholder value even in a period of volatile macroeconomic conditions and a slow housing market.”

About Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The company’s vinyl-based building and home improvement products, marketed under the Royal Building Products and Exterior Portfolio brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, and deck products. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers. For more information, visit www.ggc.com.

Forward-Looking Statements Disclaimer

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward looking statements relate to, among other things, our expectations of future results. Forward-looking statements are based on management’s assumptions regarding, among other things, general economic and industry-specific business conditions, as well as the execution of our business strategy, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, uncertainties regarding future prices and demand for our products, industry capacity levels for our products, raw materials and energy costs and availability, feedstock availability and prices, changes in governmental and environmental regulations, the adoption of new laws or regulations that may make it more difficult or expensive to operate our businesses or manufacture our products, our ability to generate sufficient cash flows from our business, future economic conditions in the specific industries to which our products are sold, global economic conditions, our ability to successfully integrate and execute our business plans for acquisitions and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2011, and subsequent quarterly reports on Form 10-Q.

Contacts:

Investor Relations

Martin Jarosick, 770-395-4524

or

Arthur Crozier, Jennifer Shotwell or Scott Winter

Innisfree M&A Incorporated

212-750-5833

Media

Alan Chapple, 770-395-4538

chapplea@ggc.com

or

Michael Freitag or Eric Bonach

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449